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                                                                   Exhibit 10.14



                               UNICA CORPORATION
                           EXECUTIVE STAFF BONUS PLAN
                     FISCAL YEAR ENDING SEPTEMBER 30, 2005

I.   BONUS PLAN OVERVIEW

     This Plan is designed to reinforce several concepts of performance for certain executive staff (each an "executive"). Specifically, this Plan rewards:

     -    Achievement of bookings targets

     -    Increased operating profitability as a measure of Company success

     -    Achievement of individual objectives

     For purposes of this Plan, references to the "Board" mean the Board of Directors of the Company or its Compensation Committee.

II.  BONUS PLAN ELIGIBILITY

     An executive is eligible to participate in this Plan if the executive's employment commences on or before June 30, 2005. Any executive whose employment commences between October 1, 2004 and June 30, 2005 will receive a pro-rated bonus target based on the date on which the executive's employment commences.

III. PLAN DESIGN

     - BONUS TARGET: Each executive has a bonus target based on the individual's role and contribution within the Company. Individual executive bonus targets are determined at the time of the employment offer and may be revised annually.

     - BONUS PLAN DESIGN: The core Executive Staff Bonus Plan design contains two categories of targeted measurement.

               CATEGORY I. COMPANY PERFORMANCE (75%). This category contains two achievement components:

               -    Company bookings

               -    Operating income

               CATEGORY II. INDIVIDUAL MBO GOALS (25%). This category consists of individual management-by-objective (MBO) goals for fiscal 2005 that are to be recommended by the chief executive officer and approved by the Board.

IV.  BONUS PAYMENTS AND FUNDING

     Company performance bonus payments will be made as approved by the Board if the achievement levels of Company bookings and operating income approved by the Board are satisfied.

     - Company performance achievement will be assessed quarterly. Bonus payments will be awarded based upon the attainment of cumulative Company bookings and operating achievement levels.

     - Bonus payments for both Company and regional bookings achievement will be capped at 100% for the first three quarters. Overachievement (that is, bookings greater than 100% of goal) will be credited towards the next quarter.
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     -    The 75% of bonus payments attributable to Company performance shall be allocated as follows: 5% for each of the first quarter of fiscal 2005, 10% for the second and third quarters of fiscal 2005, and 50% for the fourth quarter of fiscal 2005 (cumulative).

     Funding for the MBO component is contingent upon the Company meeting its threshold financial metrics, as approved by the Board. The MBO component is assessed at the end of the fiscal year and is paid out based on actual achievement of MBO goals, which are to be recommended by the chief executive officer and approved by the Board.

     In its discretion, the Board may determine to make certain bonus payments even if Company or individual objectives are not achieved.